Exhibit 10.42

To: Alok Mohan

From: Frank Wilde

Date: February 11, 2005

Subject: Consulting Agreement

As we have discussed, the continuation of your active consulting agreement with the Company is important to Tarantella’s success. We have agreed to maintain your current consulting role for the 2005 calendar year. As in prior years, this agreement is based on 25% of your time.

The Board would like to change the terms of your consulting compensation, as outlined below. These terms will remain in effect until December 31, 2005.

•	You will receive $90,000 annual compensation comprised of $22,500 (paid pro rata monthly) cash compensation, and 59,211 shares of restricted stock (the “Restricted Stock”). The Restricted Stock is subject to a risk of forfeiture in the event of certain terminations of service relationship in accordance with the related Restricted Stock Agreement dated November 1, 2004.

•	The term of the agreement shall be for one year commencing January 1, 2005 and will be renewable by mutual agreement of both parties, subject to approval by the Compensation Committee.

•	You will also be entitled to $90,000 annually (paid annually) as a target incentive. Any such incentive payments shall be made solely based upon Tarantella’s performance against its Revenue and Operating Income measures paid in accordance with the provisions of the Tarantella Management Incentive Plan.

•	You will no longer be eligible to be covered under the Company’s medical, dental, and visions plans; however, the Company will provide you with a monthly allowance of $1,700.00.

This agreement supersedes any and all prior agreements between you and the Company. Compensation paid to you will be in lieu of other compensation normally accorded to members of the Company’s Board of Directors except that you shall be entitled to the annual retainer of $25,000.00 (payable 25% in cash and 75% in restricted stock or options) in accordance with the Board Compensation for Fiscal Year 2005 as approved by the Board on November 1, 2004. While covered under this agreement, you will specifically not receive compensation for your participation on the Board or for attendance at committee meetings and/or board meetings and will not be entitled to additional stock options granted to board members on an annual basis.

By signing below, I am agreeing to the provisions of this agreement and waive my right to receive such compensation and stock options as normally accorded members of the Board except as specifically provided in this agreement.

Accepted and Agreed:

/s/ Alok Mohan
Alok Mohan	Date